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BDO                 BDO DUNWOODY LLP                   600 Park Place
                    Chartered Accountants              666 Burrard Street
                                                       Vancouver, BC  V6C 2X8
                                                       Telephone: (604) 688-5421
                                                       Facsimile (604) 688-5132
                                                       E-mail: vancouver@dbo.ca
                                                       www.bdo.ca




________________________________________________________________________________

                                                   Independent Auditors' Consent

________________________________________________________________________________


Board of Directors and Shareholders
Turbodyne Technologies, Inc. and Subsidiaries
Carpinteria, California


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of 6,000,000 shares eligible for issuance pursuant to the 2002 Stock Option Plan of Turbodyne Technologies Inc. and subsidiaries, of our report dated March 30, 2002 relating to the Consolidated Balance Sheet of Turbodyne Technologies Inc. and subsidiaries as at December 31, 2001 and the related Consolidated Statements of Operations, Shareholders' Equity (Deficiency) and Cash Flows for the year then ended, which report appears in the December 31, 2001 annual report on Form 10-K of Turbodyne Technologies Inc. and subsidiaries.

Our report, dated March 30, 2002, contains an explanatory paragraph that states that the Company has suffered net losses in each of the last three years, is subject to numerous lawsuits, including those brought against it by shareholders, and based on projected cash flows for the ensuring year the Company will require additional equity or debt financing in order to continue its present operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.


/s/ BDO Dunwoody LLP


Vancouver, British Columbia
September 23, 2002